Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 033-062535) on Form S-8 of Stewart Information Services Corporation of our report dated June 26, 2012, with respect to the statement of net assets available for benefits of Stewart 401(k) Savings Plan, formerly the Stewart Salary Deferral Plan, as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of Stewart 401(k) Savings Plan.

/s/ MFR, P.C.

Houston, Texas

June 27, 2013